Filed Pursuant to Rule 424(b)(3)
Registration No. 333-188137

PROSPECTUS SUPPLEMENT
TO THE PROSPECTUS DATED JUNE 6, 2013

First Security Group, Inc.
___________________________
This Prospectus Supplement updates, amends and supplements our Prospectus dated June 6, 2013.
We have attached to this Prospectus Supplement:

•	the Current Report on Form 8-K as filed with the Securities and Exchange Commission on March 4, 2014, and

•	the Current Report on Form 8-K as filed with the Securities and Exchange Commission on March 11, 2014.
The attached information updates, amends and supplements our Prospectus dated June 6, 2013.
This Prospectus Supplement should be read in conjunction with the Prospectus. To the extent information in this Prospectus Supplement differs from, updates or conflicts with information contained in the Prospectus, the information in this Prospectus Supplement is the more current information.
Investing in our common stock involves risk. You should carefully consider all of the information set forth in the Prospectus dated June 6, 2013, including the “Risk Factors” beginning on page 4 of the Prospectus, as well as the risk factors and other information contained in any documents we incorporate by reference into the Prospectus.
None of the Securities and Exchange Commission, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, any state or other securities commission or any other federal or state bank regulatory agency has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is March 19, 2014.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

CURRENT REPORT Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	February 28, 2014

First Security Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Tennessee

(State or Other Jurisdiction of Incorporation)

000-49747	58-2461486
(Commission File Number)	(IRS Employer Identification No.)

531 Broad Street, Chattanooga, Tennessee	37402
(Address of Principal Executive Offices)	(Zip Code)

(423) 266-2000

(Registrant's telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On February 27, 2014, the Compensation Committee of the Board of Directors of First Security Group, Inc. (“First Security”) approved a modification (the “Modification”) to the awards of restricted stock and stock options previously granted on July 27, 2013 (the “Equity Awards”) under the First Security Group, Inc. 2012 Long-Term Incentive Plan (the “Plan”) for certain members of executive and senior management. On February 28, 2014, each affected recipient of the Equity Awards consented to the Modification. Prior to the Modification, the Equity Awards vested in substantially equal one-third annual increments over three years; following the modification, the Equity Awards vest in substantially equal one-fifth annual increments over five years, with full vesting on July 24, 2018. The terms of the Equity Awards are otherwise unchanged.

The Compensation Committee determined that the Modification was advisable based on the resulting enhancement to profitability in 2014 and 2015 and because it incentivizes existing management to remain with First Security for two additional years.

In order to encourage certain recipients of the Equity Awards to consent to the Modification, the Compensation Committee also authorized a grant of an aggregate of 96,250 additional stock options (the “Supplemental Stock Options”). The Supplemental Stock Options vest over a five-year period in accordance with the Modification and are exercisable at $2.33 per share, the closing price of First Security’s common stock on the date of the original grant (and in excess of the closing price on the date of the Modification). The Supplemental Stock Options are otherwise identical to the original stock options and are subject to other terms and conditions of the Plan and to the specific stock option award.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are being filed herewith:

Exhibit No.	Description
10.1	Form of Modification to Award under the 2012 Long-Term Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST SECURITY GROUP, INC.
Dated:    March 4, 2014

By:	/s/ John R. Haddock
Name:	John R. Haddock
Title:	Executive Vice President and Chief Financial Officer

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

CURRENT REPORT Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	March 10, 2014

First Security Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Tennessee

(State or Other Jurisdiction of Incorporation)

000-49747	58-2461486
(Commission File Number)	(IRS Employer Identification No.)

531 Broad Street, Chattanooga, Tennessee	37402
(Address of Principal Executive Offices)	(Zip Code)

(423) 266-2000

(Registrant's telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02  Termination of a Material Agreement.

On March 10, 2014, FSGBank, N.A., (the “Bank”), the wholly-owned subsidiary of First Security Group, Inc. (the “Company”), received notification from the Office of the Comptroller of the Currency (the “OCC”) that the Consent Order, dated April 28, 2010, between the Bank and the OCC, has been terminated.  The Bank released a press release, which is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated March 11, 2014(1)
(1) The information in the attached press release shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST SECURITY GROUP, INC.
Dated:    March 11, 2014

By:	/s/ John R. Haddock
Name:	John R. Haddock
Title:	Executive Vice President and Chief Financial Officer